Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormulaWon, Inc.

We consent to the inclusion in this Amendment No.1 to this Post Effective Amendment to Registration Statement on Form S-1 filed with the SEC on October 1, 2009 (the “Registration Statement”), of our report dated March 16, 2009, relating to the balance sheet of FormulaWon, Inc. as of December 31, 2008 and 2007, and the related statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2008, for the period from July 19, 2007 (inception) through December 31, 2007 and for the period from July 19, 2007 (inception) through December 31, 2008, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 1, 2009